Exhibit 99.1 to Form 8-K
For Immediate Release
Contact: Harry R. Kraatz
415-296-5127

Shearson Financial Network, Inc. Announces Appointment of Harry R. Kraatz as Chief Restructuring Officer

LAS VEGAS, March 27 /PRNewswire-FirstCall/ -- Shearson Financial Network, Inc. (Nasdaq: SHSN) and its wholly owned subsidiaries (the Company) today announced that Harry R. Kraatz, has been retained and appointed as the Chief Restructuring Officer, a newly created position.

Mr. Kraatz has been retained to oversee the management and reorganization of the Company's business including assisting the Company with restructuring its balance sheet, reducing costs and implementing a revised strategic plan. Mr. Kraatz has experience in the reorganization process and has served as the "Responsible Person", a Trustee, and has chaired unsecured creditor committees.

Recently, the mortgage banking industry has undergone a severe restriction of its credit facilities due to the collapse of the sub-prime loan market. Financial institutions, such as warehouse lenders, have responded by raising the capital costs necessary to bank a loan in their facility. These increased costs have made banking a loan substantially more expensive and have had an adverse effect on the Company's liquidity.

The Company has temporarily discontinued all operations and is considering alternatives to the present business which may include modifications of its previous business plan and the possible sale or licensing of certain assets.

About Shearson Financial Network, Inc.

Shearson Financial Network, Inc., (The "Company") is a direct-to-consumer mortgage broker with revenues derived primarily from origination commissions earned on the closing of first and second mortgages on single-family residences ("mortgage loans" and "home equity loans").

About Harry R. Kraatz

Mr. Kraatz, is President of T.E.G. Inc., a crisis management and turn- around consulting firm. In such capacity, he has provided consulting services to numerous companies including Montgomery Medical Ventures, Commonwealth Associates, Westminster Capital, Swensen's Ice Cream Company, Aca Joe, Inc., Finet Holdings Company, ZAPworld.com., Worldwide Wireless Communications Inc., Sims Communications and others.

Mr. Kraatz has also been appointed by the United States Bankruptcy Court, Southern District of New York as Liquidating Trustee for Redsky Interactive, Inc. Mr. Kraatz has served as the "Responsible Party" and during their reorganizations, the Chief Executive Officer for Finet Holdings Corporation, ZAPworld.com., William & Clarissa, Inc., and ACA JOE International.

He has also served as Vice-Chairman of the Board of Commercial Bank of San Francisco and as a director and president of Swensen's Ice Cream Company.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause the actual results to differ materially from management's projection, forecasts, estimates and expectations is contained in the Company's Form 10-K and other SEC filings.

    Contact:
    SHEARSON FINANCIAL NETWORK, Inc.
    Harry R. Kraatz, Chief Restructuring Officer
    (415) 296-5127
SOURCE Shearson Financial Network, Inc.